United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 19, 2011

OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21990	13-3679168
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification No.)
incorporation)

701 Gateway Boulevard, Suite 210, South San Francisco, CA 94080
(Address of principal executive offices)

Registrant's telephone number, including area code: (650) 635-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[_]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 19, 2011, OXiGENE, Inc. (the “Company”) received, as expected, a letter from The NASDAQ Stock Market (“NASDAQ”) notifying the Company that it had not regained compliance with the minimum $50 million market value of listed securities (“MVLS”) requirement of The NASDAQ Global Market set forth in Listing Rule 5450(b)(2)(A).   As previously reported, on July 21, 2010, the NASDAQ Staff notified the Company that it had failed to meet the NASDAQ MVLS requirement and, in accordance with NASDAQ’s Listing Rules, would be provided until January 18, 2011, to regain compliance. The Company did not regain compliance within this time.

The Company recently appeared before a NASDAQ Listing Qualifications Panel (the “Panel”) and presented its plan to regain compliance with respect to both the applicable MVLS and bid price requirements. As previously reported, on December 15, 2010, the NASDAQ Staff notified the Company that  it did not comply with the minimum $1.00 bid price requirement set forth in Listing Rule 5450(a)(1) and that the Company’s common stock was subject to delisting unless it requested a hearing before the Panel.

The Company understands that appearing before a Panel automatically stays the delisting until the Panel issues its decision, usually within three to six weeks following the hearing.  However, there can be no assurance that the Panel will grant the Company’s request for continued listing on The NASDAQ Stock Market or that the Company will regain compliance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXiGENE, Inc.

Date: January 25, 2011	/s/ James B. Murphy
By: James B. Murphy
Its: Vice President and Chief
Financial Officer